Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 12, 2017 (except for Note 23 as to which the date is                 ), with respect to the consolidated financial statements of Curo Group Holdings Corp and Subsidiaries contained in the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note 23 to the financial statements. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Kansas City, Missouri

November 27, 2017